UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 10, 2012

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive Redwood City, CA 94063		94063
(Address of Principal Executive Offices)		(Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2012, Codexis, Inc. (the “Company”) entered into an Exclusive Negotiation Agreement (the “Exclusive Negotiation Agreement”) with Equilon Enterprises LLC dba Shell Oil Products US (“Shell US”). The Exclusive Negotiation Agreement requires Shell US, on behalf of itself and its wholly owned direct and indirect subsidiaries, to negotiate with the Company exclusively, and in good faith, until September 1, 2012, the terms and conditions of an agreement under which Shell US would grant to the Company certain rights and licenses, in the field of converting cellulosic biomass into biofuels and related products, to develop, make, use and sell biocatalysts to third parties on a worldwide basis, except Brazil.

The Exclusive Negotiation Agreement also reduces the advance notice requirement set forth in the Amended and Restated Collaborative Research Agreement, effective as of November 1, 2006, as amended, between the Company and Shell US (the “Research Agreement”), from 90 days to one day for reductions by Shell US of between 13 and 48 full-time employee equivalents (“FTEs”) assigned by the Company to perform the Company’s obligations under the Research Agreement. Shell US may not exercise its right to deliver such a notice for reductions of between 13 and 48 FTEs until August 31, 2012. The current number of FTEs assigned by the Company to perform the Company’s obligations under the Research Agreement is 116. Shell US has an obligation under the Research Agreement to fund Codexis at specified rates for each FTE, currently $460,000 on an annual basis for each FTE in the United States and $399,000 on an annual basis for each FTE in Hungary, so any reduction in FTEs would reduce the Company’s future revenues from Shell US for FTEs under the Research Agreement. If Shell US were to provide Codexis with an FTE reduction notice on or after August 31, 2012, Codexis expects that it would take appropriate cost reduction measures to reduce its operating expenses.

Under the Research Agreement, which will expire on November 1, 2012 unless extended by the Company and Shell US, the Company agreed to use its proprietary technology platform to discover and develop enzymes and microorganisms for use in converting cellulosic biomass into biofuels and related products. For the year ended December 31, 2011, Shell US accounted for 51% of the Company’s total revenues, and for the fiscal quarter ended March 31, 2012, Shell US accounted for 45% of the Company’s total revenues.

The Company is also party to a separate license agreement with Shell US, pursuant to which the Company has granted certain licenses to Shell US to the Company’s patents and technology, and to a separate collaborative research and license agreement with Shell US, Shell Chemicals Canada Limited (together with Shell US, “Shell”) and Iogen Energy Corporation, pursuant to which the Company agreed to collaborate with Iogen and Shell to develop technology relating to the conversion of cellulosic biomass to ethanol for a research term that has since been terminated. The Company also has a continuing collaboration with Raízen Energia Participações S.A. (“Raízen”) to improve Raízen’s first generation process for manufacturing ethanol from sugarcane. Raízen is a joint venture between Shell US and Cosan S.A. Indústria e Comércio. Raízen is the largest owner of the Company’s common stock and has the right to designate a director to the Company’s Board of Directors (the “Board”). See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 5, 2012, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 10, 2012, and the Company’s Current Report on Form 8-K filed on June 7, 2012 for additional information regarding the Company’s agreements and collaborations with Shell and Raízen.

The foregoing is only a summary of the material terms of the Exclusive Negotiation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Exclusive Negotiation Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2012.

On July 16, 2012, the Company issued a press release announcing the Exclusive Negotiation Agreement. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 10, 2012, the Board appointed Mark Ho as the Company’s principal accounting officer and interim Controller.

Mr. Ho, age 39, has served as the Company’s Senior Director, Accounting, since July 2011. Mr. Ho joined the Company in September 2009 as Director, Accounting. Prior to joining the Company, from December 2008, he was Director of Accounting at Solta Medical, Inc., a public medical aesthetics company, where he primarily focused on public reporting, cost accounting and project management. Prior to that time, Mr. Ho served at Reliant Technologies, Inc., a privately-held medical device company that was acquired by Solta Medical, Inc. in December 2008, as its Director of Technical Accounting and SEC Reporting from May 2007 and then as Corporate Controller from April 2008. Mr. Ho previously held several positions at Ernst & Young LLP from June 1996 to November 2001 and again from April 2004 to April 2007, the most recent of which was Senior Audit Manager. Mr. Ho received a Bachelor of Accountancy (with Merit) from the Nanyang Technology University (Singapore) and is a Certified Public Accountant.

(d) On July 10, 2012, the Board appointed John Nicols, the Company’s President and Chief Executive Officer, as a Class II director on the Board, to fill an existing vacancy on the Board. Mr. Nicols will receive no additional compensation for service on the Board.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2012

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release.